Exhibit 99.1

2016 EQUITY INCENTIVE PLAN

SECTION 1.	INTRODUCTION.

The 2016 Equity Incentive Plan became effective on the Effective Date (as defined below).

The purpose of the Plan is to promote the long-term success of the Company by offering designated employees and consultants of the Company with incentives that (i) align with the interests of the stockholders of the Company, (ii) promote the achievement of certain milestones relating to the performance of the Company by providing for discretionary long-term incentive awards in the form of Performance Stock Units and (iii) promote the retention of employees by providing for discretionary long-term incentive awards in the form of Restricted Stock Unit.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions). Capitalized terms shall have the meanings provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.

SECTION 2.	DEFINITIONS.

(a)	“Administrator” means such person or group of persons delegated by the Board to administer the Plan (or such person or persons’ delegates).

(b)	“Affiliate” means, with respect to any entity, an entity other than a Subsidiary of such entity, if the applicable entity and/or one or more Subsidiaries own not less than 50% of such entity.

(c)	“Award” means a Performance Stock Unit Award or a Restricted Stock Unit Award. Awards under the Plan will be granted pursuant to an Award Agreement.

(d)	“Award Agreement” means any appropriately authorized agreement, contract or other instrument or document evidencing any Award granted under the Plan, which must be duly executed or acknowledged by a Participant (unless otherwise specifically provided by the Administrator) and includes any Performance Stock Unit Award Agreement and any Restricted Stock Unit Award Agreement.

(e)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(f)	“Business” means, unless otherwise determined by the Administrator or unless as otherwise set forth in the Award Agreement, the business of the Company.

(g)	“Cause” means, with respect to any Participant, unless as otherwise set forth in such Participant’s Award Agreement, any of the following:

(i)	the Participant’s commission of, or plea of guilty or no contest to, a felony;

(ii)	the Participant’s gross negligence or willful misconduct that is materially injurious to the Company or any of its Subsidiaries; or

(iii)	the Participant’s material violation of state or federal securities laws.

(h)	“Change in Control” means the occurrence of any one or more of the following events:

(i)	any Person or any two or more persons deemed to be one “Person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than an Excluded Person, directly or indirectly, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company constituting more than 40 percent of the total combined voting power of the Company’s Voting Securities outstanding; provided that if such Person becomes the beneficial owner of 40 percent of the total combined voting power of the Company’s outstanding Voting Securities as a result of a sale of such securities to such Person by the Company or a repurchase of securities by the Company, such sale or purchase by the Company shall not result in a Change in Control; provided further, that if such Person subsequently acquires beneficial ownership of additional Voting Securities of the Company (other than from the Company), such subsequent acquisition shall result in a Change in Control to the extent that such Person’s beneficial ownership of the Company Voting Securities immediately following such acquisition exceeds 40 percent of the total combined voting power of the Company’s outstanding Voting Securities;

(ii)	at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company and any new member of the Board of Directors of the Company whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board of Directors of the Company;

(iii)	the consummation of a reorganization, merger or consolidation of the Company with any other corporation or entity, in each case, unless, immediately following such reorganization, merger or consolidation, more than 60 percent of the combined voting power and total fair market value of the then outstanding Voting Securities of the resulting corporation from such reorganization, merger or consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities of the Company immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their beneficial ownership of the Voting Securities of the Company immediately prior to such reorganization, merger or consolidation; or

(iv)	the consummation of any sale, lease, exchange or other transfer to any Person (other than a Subsidiary or Affiliate of the Company) of assets of the Company and/or any of its Subsidiaries, in one transaction or a series of related transactions within a 12-month period, having an aggregate fair market value of more than 50 percent of the fair market value of the Company and its Subsidiaries immediately prior to such transaction(s).

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (A) as a result of the formation of a Holding Company, (B) with respect to any Participant, if the Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the date hereof, which consummates the Change in Control transaction or (C) if the transaction does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A of the Code.

(i)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j)	“Common Stock” means the Company’s common stock.

(k)	“Company” means General Motors Company, a Delaware corporation.

(l)	“Company Stock Price” means the closing price of Share on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if the Shares are not so quoted or traded, the fair market value of a Share on the date in question as determined by the Administrator.

(m)	“Company Group” means the Company and its Parents, Affiliates and Subsidiaries.

(n)	“Disability” means, with respect to any Participant, such Participant’s inability upon a Termination of Service to engage in any gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(o)	“Effective Date” means March 8, 2016, the date the Plan was adopted by the Board.

(p)	“Eligible Service Provider” has the meaning set forth in Section 4(a) hereof.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)	“Excluded Entity” means a corporation or other entity of which any members of the Company Group are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

(s)	“Good Reason” means, with respect to any Participant, the occurrence of any of the following acts by the Company, or failure by the Company to act, following or in connection with the occurrence of a Change in Control, unless explicitly excluded in such Participant’s applicable Award Agreement and any additional grounds, as may be set forth in such Award Agreement:

(i)	a material reduction of such Participant’s base salary and target incentive compensation;

(ii)	an involuntary relocation of the geographic location of such Participant’s principal place of employment (or for consultants or advisors, service) by more than 100 miles; or

(iii)	a material diminution of the Participant’s authority, duties, or responsibilities.

In each case, if such Participant desires to terminate his or her employment or service with the Company or an employing Subsidiary for Good Reason, he or she must first give written notice within 90 days of the initial existence of the facts and circumstances providing the basis for Good Reason to the Company or such Subsidiary, and allow the Company or such Subsidiary 60 days from the date of such notice to rectify the situation giving rise to Good Reason, and in the absence of any such rectification, such Participant must terminate his or her employment or service for such Good Reason within 120 days after delivery of such written notice.

(t)	“Grant” means any grant of an Award under the Plan.

(u)	“Holding Company” means an entity that becomes a holding company for the Company or its businesses as part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding Voting Securities of such entity are, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Securities of the Company outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Securities of the Company.

(v)	“Parent” means: any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(w)	“Participant” means any Eligible Service Provider (as defined in Section 4) who is selected to participate in the Plan in accordance with the terms of the Plan.

(x)	“Performance Stock Unit” means a contractual right granted pursuant to Section 6 that is denominated in Shares. Each Performance Stock Unit shall be subject to performance-based vesting conditions and service-based vesting conditions. Each Performance Stock Unit represents the right to receive the value of one Share (or a percentage of such value) in Shares, subject to the terms of the Plan and the applicable Performance Stock Unit Award Agreement. Unless otherwise determined by the Administrator, Performance Stock Units include the right to receive dividend equivalents.

(y)	“Performance Stock Unit Award” means a Grant of Performance Stock Units under the Plan. Performance Stock Units Awards under the Plan shall be granted pursuant to a Performance Stock Unit Agreement.

(z)	“Performance Stock Unit Agreement” means the Award Agreement evidencing each Performance Stock Unit Award.

(aa)	“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or governmental entity.

(bb)	“Plan” means this 2016 Equity Incentive Plan, as it may be amended from time to time.

(cc)	“Restricted Stock Unit” means a contractual right granted pursuant to Section 6 that is denominated in Shares. Each Restricted Stock Unit shall be subject to service-based vesting criteria and represents the right to receive the value of one Share (or a percentage of such value) in Shares, subject to the terms of the Plan and the applicable Restricted Stock Unit Award Agreement. Restricted Stock Units do not include the right to receive dividend equivalents.

(dd)	“Restricted Stock Unit Award” means a Grant of Restricted Stock Units under the Plan. Restricted Stock Unit Awards under the Plan shall be granted pursuant to a Restricted Stock Unit Award Agreement.

(ee)	“Restricted Stock Unit Agreement” means the Award Agreement evidencing each Restricted Stock Unit Award.

(ff)	“Sale of the Business” means, the occurrence of any of the following transactions:

(i) a sale of all or substantially all of the assets of the applicable member (the “Business Company”) of the Company Group which controls and operates the Business, other than such a sale to an Excluded Entity;

(ii) a merger, consolidation or other business combination transaction of the Business Company with or into another corporation, limited liability company or other entity other than an Excluded Entity; or

(iii) the consummation of a transaction, or series of related transactions, in which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Business Company’s then outstanding voting securities; provided, that a transaction shall not constitute a Sale of the Business if its purpose is to (A) change the jurisdiction of the Business Company’s formation, or (B) create a holding company that will be owned in substantially the same proportions by the Persons who hold the Business Company’s securities immediately before such transaction.

(gg)	“Settlement Date” shall mean a date that is no later than ten (10) days following the satisfaction of a vesting condition of an Award pursuant to Section 6 hereof and the applicable Award Agreement.

(hh)	“Share” means one share of Common Stock, as adjusted pursuant to Section 7 hereof and any successor security.

(ii)	“Subsidiary” means, with respect to any entity, any corporation (other than such entity) in an unbroken chain of corporations beginning with the entity, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(jj)	“Termination of Service” means (i) the cessation of a Participant’ employment or service relationship with the Company Group or (ii) with respect to Performance Stock Units, the Participant’s cessation of services to the Business, unless the Administration determines that such cessation of Participant’s service does not constitute a Termination of Service (provided the Participant is still employed by or providing services to the Company Group). The Administrator shall have the binding authority to determine whether a Participant has had a Termination of Service.

(kk)	“Voting Securities” means securities of a person entitling the holder thereof to vote in the election of the members of the board of directors of such person or such governing body of such person performing a similar principal governing function with respect to such person.

SECTION 3.	ADMINISTRATION.

(a)	General. The Board or the Administrator shall administer the Plan. The Administrator shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Administrator and reassume all powers and authority previously delegated to the Administrator. The Administrator may adopt such rules or guidelines as it deems appropriate to implement the Plan and the Administrator may delegate all or some of its authority under the Plan. The Administrator’s determinations under the Plan shall be final and binding on all persons

(b)	Authority of the Administrator. Subject to the provisions of the Plan, the Administrator shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	determining who is an Eligible Service Provider;

(ii)	approving the Participants who are granted Awards under the Plan;

(iii)	approving the Awards to be granted under the Plan;

(iv)	determining the type, number, vesting requirements, features and terms and conditions of such Awards and amending such Awards;

(v)	adopting and using agreements and forms, including Award Agreements, for the administration of the Plan;

(vi)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award Agreement;

(vii)	accelerating the vesting of Awards at any time and under such terms and conditions as it deems appropriate;

(viii)	approving the treatment of Awards upon a Change in Control or a Sale of the Business;

(ix)	interpreting the Plan;

(x)	making all other decisions relating to the operation of the Plan;

(xi)	determining whether the vesting and settlement conditions have been satisfied;

(xii)	in addition to the conditions imposed by Section 9 hereof, the Administrator may impose restrictions on any Awards at the time of Grant in the applicable Award Agreement or other Administrator action with respect to confidentiality and other restrictive covenants as it deems necessary or appropriate;

(xiii)	within the limitations of the Plan, modify or assume outstanding Awards or accept the cancellation of outstanding Awards (including stock units granted by another issuer) in return for the grant of new Awards for the same or a different number of Shares and with the same or different vesting provisions; provided, however, that notwithstanding the preceding sentence or anything to the contrary herein, no modification of an Award shall, without the consent of the Participant, materially impair his or her rights or obligations under such Award; and

(xiv)	adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by Participants of the Company and its Subsidiaries and Affiliates who reside outside the U.S., which plans and/or subplans shall be attached hereto as Appendices.

SECTION 4.	GENERAL.

(a)	General Eligibility. Only employees and service providers who provide services to the Company shall be eligible to receive Awards under the Plan (each, an “Eligible Service Provider”).

(b)	Award Agreement. Each Award granted under the Plan shall be evidenced and governed by an Award Agreement between the Participant and the Company. Such Award shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Administrator deems appropriate for inclusion in the applicable Award Agreement (including, without limitation, any performance conditions to which such Award will be subject). The provisions of the various Award Agreement entered into under the Plan need not be identical.

(c)	Consideration. Awards shall be granted for no cash consideration.

SECTION 5.	SHARES SUBJECT TO THE PLAN.

The Shares issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 10,000,000 Shares, subject to adjustment pursuant to Section 7. If any Awards are forfeited or are terminated or cancelled for any other reason before being settled, the Shares underlying such Awards shall not become available for the future Grant of any Awards under the Plan and shall not be used again under the Plan.

SECTION 6.	TERMS AND CONDITIONS OF PERFORMANCE STOCK UNITS/RESTRICTED STOCK UNITS

(a)	Determination of Participants. The Administrator shall determine the Eligible Service Providers who will be granted Awards under the Plan.

(b)	Number of Shares. Each Award Agreement shall specify the number of Shares to which the Award pertains and such number of Shares shall be subject to adjustment in accordance with Section 7.

(c)	Vesting Conditions. Except as set forth in Section 6(e) below, a Participant’s Award shall vest as provided in the Participant’s Performance Stock Unit Agreement or Restricted Stock Unit Agreement, as applicable, subject to the Participant’s continued employment or service through any applicable Settlement Date. Restricted Stock Units shall be subject to only service-based vesting conditions and Performance Stock Units shall contain performance-based vesting conditions and may contain service-based vesting conditions.

(d)	Form and Time of Settlement. Settlement of the vested portion of an Award shall be made on the Settlement Date in the form of Shares or cash (based on the Company Stock Price as of the Settlement Date), as provided in a Participant’s Award Agreement. In no event shall the Settlement Date occur later than the March 15 following the calendar year in which the applicable portion of the Award vests. Until any Award is settled, the number of Performance Stock Units or Restricted Stock Units, as applicable, subject to such Award shall be subject to adjustment pursuant to Section 7.

(e)	Termination of Service.

(i) Performance Stock Units. Unless any Employment Agreement between the Participant and a member of the Company Group or the applicable Performance Stock Unit Agreement provides otherwise, (i) upon a Participant’s Termination of Service for any reason other than due to death or Disability, all unvested and unpaid portions of any outstanding Performance Stock Unit Awards held by such Participant shall be immediately forfeited without any consideration and (ii) upon a Participant’s Termination of Service due to death or Disability, each outstanding Performance Stock Unit Award held by such Participant (A) shall have any service-based vesting requirements of the Performance Stock Unit Award waived, (B) shall be earned based upon the achievement of the performance conditions applicable to such Performance Stock Unit Award, (C) shall be paid or settled on the scheduled Settlement Date provided under the terms of the Plan and the Performance Stock Unit Agreement and (D) shall otherwise remain subject to the terms and conditions of the Plan.

(ii) Restricted Stock Units. Unless any Employment Agreement between the Participant and a member of the Company Group or the applicable Restricted Stock Unit Agreement provides otherwise, (i) upon a Participant’s Termination of Service for any reason other than due to death or Disability, all unvested and unpaid portions of any outstanding Restricted Stock Unit Awards held by such Participant shall be immediately forfeited without any consideration, (ii) upon a Participant’s Termination of Service due to death, each outstanding Restricted Stock Unit Award held by such Participant shall immediately vest and shall be settled within ninety (90) days following Participant’s death, (iii) upon a Participant’s Termination of Service due to Disability, each Restricted Stock Unit Award held by Participant shall continue to vest in accordance with its existing vesting schedule and shall be settled on the scheduled Settlement Date or the dates provided in the terms of the applicable Award Agreement.

(f)

No Rights as Stockholder/Dividend Equivalents. Restricted Stock Units or Performance Stock Units granted hereunder shall not convey to the Participant the rights and privileges of a stockholder with respect to the Shares subject to the Restricted Stock Unit or Performance Stock Unit, as applicable, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the Restricted Stock Unit or Performance Stock Unit; provided however, that Performance Stock Unit Awards shall convey the right to receive dividend equivalents on the Shares underlying such Awards with respect to any dividends declared during the period that the Award is outstanding. Such dividend equivalent rights shall accumulate and shall be paid in cash on the Settlement Date of the underlying Award, subject to the satisfaction of the vesting and other conditions of the underlying Award, unless otherwise determined by the

Administrator. Shares delivered upon the vesting and settlement of an Award may be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Administrator, no dividend equivalent rights shall be provided with respect to any Shares subject to Awards that do not vest or settle pursuant to their terms.

SECTION 7.	ADJUSTMENTS

(a)	Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Administrator shall make appropriate adjustments to the following in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

(i)	the number of Shares and the kind of shares or securities available for Awards under Section 5; and

(ii)	the number of Shares and the kind of shares or securities covered by each outstanding Award.

(b)	Participant Rights. Except as provided in this Section 7, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 7 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

SECTION 8.	EFFECT OF A CORPORATE TRANSACTIONS

(a)	Change of Control. In the event of a Change of Control, outstanding Awards shall be subject to the applicable agreement of merger, reorganization, or sale of assets; provided, that if such agreement does not provide for the treatment of the Awards, such Awards shall be cancelled for no consideration on the date that the Change in Control is consummated without the consent of the Participant. Such agreement may provide, without limitation, for the assumption or substitution of outstanding Awards by the surviving corporation or its parent, for the replacement of outstanding Awards with a cash incentive program of the surviving corporation which preserves the existing value of the unvested portions of such outstanding Awards at the time of the transaction and provides for subsequent payout in accordance with the same vesting provisions applicable to those Awards, for the cancellation of outstanding Awards, with or without consideration, or any combination thereof, in all cases without the consent of the Participant.

(b)	Acceleration/Termination. The Administrator may determine, at the time of grant of an Award or thereafter, that such Award shall become fully vested in the event a Change in Control occurs. Unless otherwise provided in the applicable Award Agreement, in the event that a Change in Control occurs and any outstanding Awards are not assumed, substituted, or replaced with a cash incentive program pursuant to Section 8(a), then such Awards shall, without the Participant’s consent terminate and cease to be outstanding on the date of the consummation of the Change in Control.

(c)	Dissolution. Awards shall terminate and be cancelled for no consideration immediately prior to (i) the dissolution or liquidation of the Company or the Business Company or (ii) the cessation of the operations of the Business (if such cessation does not constitute a Sale of the Business).

(d)	Sale of the Business. Unless otherwise provided in an Award Agreement, in the event of a Sale of the Business, any outstanding Awards shall be subject to the applicable transaction document memorializing the terms of the Sale of the Business and, if such agreement does not provide for the treatment of the Awards, such Awards shall, without the Participant’s consent, be cancelled for no consideration on the date the Sale of the Business is consummated.

(e)	Involuntary Termination. Unless otherwise provided in an Award Agreement, if in connection with a Change in Control, any outstanding Performance Stock Units are continued in effect or converted into performance stock units (or other awards) representing an interest in, or a unit with respect to, stock of the successor or surviving corporation (or a parent or subsidiary thereof), then upon the occurrence of an involuntary Termination of Service of a Participant by the successor or surviving corporation without Cause or as a result of Participant’s resignation for Good Reason within 24 months following such Change in Control, such performance stock units (or other awards) held by such Participant shall (i) remain outstanding for 75 days following such Participant’s Termination of Service; (ii) have any service-based requirements waived during such 75-day period; (iii) have the opportunity to be earned based upon the achievement of the Milestones or other performance criteria applicable to such performance stock units (or other awards); and (iv) terminate and be cancelled on the 75th day following such involuntary Termination of Service.

SECTION 9.	CONDITIONS PRECEDENT TO AWARDS

As a condition precedent to vesting, payment or settlement of any portion of any Awards at any time prior to a Change in Control, each Participant shall: (i) refrain from engaging in any activity which will cause damage to the Company Group or is in any manner inimical or in any way contrary to the best interests of the Company Group, as determined in the sole discretion of the Administrator or chief human resources officer of the Company (or such individuals holding a comparable role in the event of a restructuring of positions or re-designation of titles), and (ii) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Administrator may reasonably request. In addition, the Administrator may require a Participant to enter into such agreements as the Administrator considers appropriate, including as a condition precedent to the acceptance of the grant of any Awards. The failure by any Participant to satisfy any of the foregoing conditions precedent shall result in the immediate cancellation of the unvested portion of any Awards and any portion of any vested Awards that has not yet been paid or settled and such Participant will not be entitled to receive any consideration with respect to such cancellation.

SECTION 10.	MISCELLANEOUS.

(a)	Term of the Plan. The Plan shall become effective on the Effective Date and shall terminate on the earlier of (i) the tenth (10th) anniversary of the Effective Date or (ii) the date the Plan is terminated in accordance with Section 10(b) hereof.

(b)	Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan or any Awards at any time and for any reason. The termination of the Plan, any amendment thereof, or any amendment or termination of any Award shall not impair the rights or obligations of any Participant under any Award previously granted under the Plan without the Participant’s consent. No Awards shall be granted under the Plan after the Plan’s termination.

(c)	Nontransferability. No Award or right to receive payment under the Plan may be transferred other than by will or the laws of descent and distribution and only to the extent that an Award hereunder was earned prior to death. Any transfer or attempted transfer of an Award or a right to receive payment under the Plan contrary to this Section 10(c) shall be void. In the event of an attempted transfer by a Participant of an Award or a right to receive payment pursuant to the Plan contrary to this Section 10(c) hereof, the Administrator may, in its sole discretion, terminate such Award or right.

(d)	Beneficiaries. Unless stated otherwise in an Award Agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Awards (s) shall be settled and any Shares or cash payments shall be distributed to the Participant’s estate.

(e)	Indemnification. To the maximum extent permitted by applicable law, the Administrator or each member of the Board, shall be indemnified and held harmless by the Company Group against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company Group an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company Group may have to indemnify them or hold them harmless.

(f)	Code Section 409A. The Plan is intended to either comply with or be exempt from the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of the Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of the Award of any affected Participant. A Participant’s right to receive installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A unless such failure is a result of the Company’s breach of this Plan or the Award Agreement.

(g)	Unfunded Arrangement. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assure the payment of any amount under the Plan. The Plan shall be “unfunded” for all purposes, and Awards hereunder shall be paid out of the general assets of the Company as and when the Awards are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company.

(h)

No Right to be Granted Awards/Future Compensation. No employee, consultant, advisor, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, consultants, advisors, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time

Award that does not constitute a promise of future grants. The Administrator maintains the right to make available future grants under the Plan. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(i)	No Right to Continued Employment/Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company Group. Further, the Company Group may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement

(j)	Withholding. The Company (or any Subsidiary) shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company (or the Subsidiary) to satisfy all obligations for the payment of such taxes.

(k)	Clawbacks. Any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any applicable clawback or recoupment policies the Company has in place from time to time.

(l)	Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(m)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(n)	Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Administrator to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Administrator reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.